EX. 99.28(p)(42)

WCM Investment Management

CODE OF ETHICS

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A copy of this Code of Ethics is maintained in WCM Document Library and Schwab Compliance Technologies (“Schwab CT”) and is accessible to each supervised person of WCM Investment Management (“WCM”) for reference. This Code is the property of WCM and its contents are confidential.

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WCM Investment Management
281 Brooks Street
Laguna Beach, CA 92651

949.380.0200

Reviewed and adopted: January 1, 2018

I.	STATEMENT OF BUSINESS ETHICS OF WCM INVESTMENT MANAGEMENT (“WCM”)			1
II.	ANTI-FRAUD AND FIDUCIARY OBLIGATION			1
III.	INITIAL/ANNUAL ACKNOWLEDGEMENTS			1
IV.	GENERAL STANDARDS OF CONDUCT AND WCM PROCEDURES			2
	A.	Use of WCM Funds or Property		2
		1.	Personal Use of WCM Funds or Property	2
		2.	Payments to Others	2
		3.	Improper Expenditures	2
	B.	Conflicts of Interest and WCM Opportunities		3
		1.	Outside Business Activities and Interest in Competitors, Clients or Suppliers	3
		2.	Gifts and Entertainment	3
		3.	Political Contributions	4
		4.	Interest in Transactions	6
		5.	Acting as a Registered Representative of a Broker-Dealer	6
		6.	Diversion of WCM Business or Investment Opportunity	7
V.	GENERAL STANDARDS OF CONDUCT IN DEALING WITH CLIENTS AND PROSPECTIVE CLIENTS			7
	A.	Fair and Equitable Treatment of Clients		7
	B.	No Guarantees Against Loss		7
	C.	No Guarantees or Representations as to Performance		7
	D.	No Legal or Tax Advice		7
	E.	No Sharing in Profits or Losses		7
	F.	No Borrowing From or Lending To a Client		7
	G.	Supervised persons May Not Act as a Custodian of a Client		7
	H.	Orders May Not Be Placed Through Unlicensed Broker-Dealers or Agents		7
	I.	Executing Transactions or Exercising Discretion Without Proper Authorization		8
VI.	PROTECTION OF MATERIAL, NONPUBLIC AND OTHER CONFIDENTIAL INFORMATION AND PREVENTION OF INSIDER TRADING AND TIPPING			8
	A.	Need for Policy		8
	B.	General Policies and Procedures Concerning Insider Trading and Tipping		9

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		1.	“Material”	9
		2.	“Nonpublic”	9
		3.	“Advisory Information”	10
	C.	Prohibitions		10
	D.	Protection of Material, Nonpublic Information		10
	E.	Procedures to Safeguard Material, Nonpublic Information		11
	F.	Protection of Other Confidential Information		11
	G.	Procedures to Safeguard Other Confidential Information		11
VII.	PROTECTION OF CONFIDENTIAL INFORMATION CONCERNING CLIENT RECOMMENDATIONS, ADVICE, OR TRADING AND “CHINESE WALL” PROCEDURES			12
	A.	Designation of Advisory Persons		12
	B.	Obligations of Advisory Persons		12
	C.	General Policy Concerning Non-Advisory Persons		12
	D.	Monitoring Compliance with Insider Trading and Tipping Policies and Procedures and Effectiveness of “Chinese Wall” Procedures		13
VIII.	RULES GOVERNING PERSONAL SECURITIES ACCOUNTS, HOLDINGS, AND TRANSACTIONS BY WCM ACCESS PERSONS			13
	A.	Who is Covered by These Requirements		13
	B.	What Accounts and Transactions Are Covered		13
	C.	What Securities are Covered by These Requirements (“Reportable Securities”)		14
	D.	What Transactions are Prohibited by these Requirements		14
		1.	Front-Running or Scalping	14
		2.	Short Sales of a Security Held by a Client	14
		3.	Use of Confidential or Material, Nonpublic Information	14
	E.	Personal Securities Transactions Which Must Be Pre-Cleared		14
	F.	Obtaining Pre-Clearance		16
	G.	Identification of Securities Accounts and Reports of Securities Holdings		16
	H.	Reporting of Securities Transactions		17
	I.	Confidentiality of Personal Securities Information		18
	J.	Waivers		18
	X.	REPORTING TO THE MUTUAL FUND BOARD		19

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Code of Ethics

I.	STATEMENT OF BUSINESS ETHICS OF WCM INVESTMENT MANAGEMENT (“WCM”)
WCM is committed to maintaining the highest legal and ethical standards in the conduct of our business. We have built our reputation on client trust and confidence in our professional abilities and our integrity. As fiduciaries, we place our clients’ interests above our own. Meeting this commitment is the responsibility of WCM and each and every one of our supervised persons.
II.	ANTI-FRAUD AND FIDUCIARY OBLIGATION
WCM is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) and has made a notice filing in its home state of California. It is WCM’s policy to notice file in all 50 states. In conducting WCM’s investment advisory business, WCM and its supervised persons must comply at all times with applicable federal securities laws, including the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the rules under the Advisers Act and applicable provisions and rules under the laws of the various states where WCM does business or has clients. In addition, when managing accounts of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Individual Retirement Accounts, WCM must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and the rules under those laws.
As a registered investment adviser, WCM and its supervised persons also have fiduciary and other obligations to clients. WCM’s fiduciary duties to its clients require, among other things, that WCM: (i) render disinterested and impartial advice; (ii) make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; (iii) exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to clients; (iv) have an adequate basis in fact for any and all recommendations, representations and forecasts; (v) refrain from actions or transactions that conflict with interests of any client, unless the conflict has first been disclosed to the client and the client has (or may be considered to have) waived the conflict; and (vi) treat all clients fairly and equitably.
A breach of any of the above duties or obligations may, depending on the circumstances, expose WCM and its supervised persons involved, to SEC and state disciplinary actions and to potential criminal and civil liability, as well as subject the supervised person to WCM sanctions up to and including termination of employment. All supervised persons are required to promptly report violations of this Code of Ethics to the Chief Compliance Officer.
III.	INITIAL/ANNUAL ACKNOWLEDGEMENTS
Supervised persons should keep this Code of Ethics (“COE”) available for easy reference. A copy of the COE is given to each supervised person and is maintained in the WCM

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Document Library and within Schwab Compliance Technologies (“Schwab CT”). Each supervised person will, before starting to work at WCM and each year thereafter, read this COE and acknowledge that they have reviewed and understand it, and will adhere to the COE by completing the Annual Acknowledgement via Schwab CT. From time to time, the COE will be revised or supplemented. The Chief Compliance Officer is responsible for providing each supervised person with a revised copy of this COE when material changes have occurred.
Each year, supervised persons must also complete the Disciplinary History questionnaire via Schwab CT, which requests information about whether the supervised person has been subject to any disciplinary event, that is, a criminal, civil and/or regulatory action by a U.S. or foreign court, military court or regulatory or self-regulatory body. The employment of any person who is subject to such a reportable disciplinary event might, absent appropriate disclosures or specific relief from the SEC, tarnish WCM’s reputation, jeopardize business relationships and opportunities for both WCM and its personnel or expose WCM itself to potential disciplinary sanctions or disqualifications. Accordingly, a supervised person must notify the Chief Compliance Officer immediately if he or she becomes aware of anything that could result in a change in any of this information. Failure to accurately complete the questionnaire or to notify the Chief Compliance Officer of changes to information relating to disciplinary actions may subject a supervised person to disciplinary action or be grounds for dismissal.
IV.	GENERAL STANDARDS OF CONDUCT AND WCM PROCEDURES
A.	Use of WCM Funds or Property
WCM’s policy is to require each supervised person to respect the funds and property belonging to WCM, to limit the personal use of such funds or property, and to prohibit questionable or unethical disposition of WCM funds or property.
1.	Personal Use of WCM Funds or Property
No supervised person may take or permit any other supervised person to take, for his personal use, any funds or property belonging to WCM. Misappropriation of funds or property is theft and, in addition to subjecting a supervised person to possible criminal and civil penalties, will result in a WCM disciplinary action up to, and including, dismissal.
2.	Payments to Others
No WCM funds or property may be used for any unlawful or unethical purpose, nor may any supervised person attempt to purchase privileges or special benefits through payment of bribes, kickbacks or any other form of “payoff.” Customary and normal courtesies in conformance with the standards of the industry are allowable except where prohibited by applicable laws or rules. (See following section on “Gifts and Entertainment” for additional information.) Particular care and good judgment is required when dealing with federal, state or local government officials to avoid inadvertent violations of government ethics rules. (Also, see following section on “Political Contributions” regarding important rules.)
3.	Improper Expenditures
No payment by or on behalf of WCM will be approved or made if any part of the

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payment is to be used for any purpose other than that described in the documents supporting the payment. Records will be maintained in reasonable detail that accurately and fairly reflect the transactions they describe and the disposition of any funds or property of WCM.
Any questions concerning the propriety of any use of WCM funds or property should be directed to the Chief Compliance Officer.
B.	Conflicts of Interest and WCM Opportunities
It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that a supervised person’s actions or decisions will be affected because of actual or potential differences between or among the interests of WCM, its affiliates or clients, and/or the supervised person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to WCM, its affiliates or its clients or any gain to WCM or the supervised person, and irrespective of the motivations of the supervised person involved.
1.	Outside Business Activities and Interest in Competitors, Clients or Suppliers
Supervised persons should avoid other employment or business activities, including personal investments that interfere with their duties to WCM, divide their loyalty, or create or appear to create a conflict of interest. Each supervised person must promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer via the Outside Business Activity Disclosure Form found in Schwab CT. The Chief Compliance Officer’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Chief Compliance Officer determines is harmful to the interests of clients or the interests or reputation of WCM must be terminated.
In no event should any supervised person have any outside business activity that might cause embarrassment to or jeopardize the interests of WCM, interfere with its operations, or adversely affect his or her productivity or that of other supervised persons. Except with the prior written approval of the Chief Compliance Officer, no supervised person shall be employed by, or accept any remuneration from, or perform any service for any person or entity. In addition, no supervised person or member of his or her “Immediate Family” (including any relative by blood or marriage living in the supervised person’s household), shall serve as an officer, director, general partner, or trustee of, or have a substantial interest in or business relationship with a competitor, client, or supplier of WCM. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.
2.	Gifts and Entertainment
Giving, receiving or soliciting gifts and/or entertainment (“G&E”) in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Additionally, WCM is subject to G&E-related laws and restrictions as a result of being a fiduciary and acting as an investment adviser to government entities, ERISA and Taft-Hartley

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plans, and mutual funds. Therefore, WCM has adopted the following policies and procedures.
•
Entertainment is an event which includes participation by both parties for the mutual building of a business relationship. Events, such as meals, golfing, sporting events, and the like, are considered commonly accepted business practices and they are usually permissible. Entertainment over $250 per person may be restricted; therefore, it must be reported via Schwab CT and approved by the CCO.

•
Gifts are things given or received by a supervised person. Entertainment is considered a gift when the event is not attended by both parties. Charitable donations are considered gifts. Gifts over $50 per person may be restricted; therefore, they must be it must be reported via Schwab CT and approved by the CCO.

G&E to or from ERISA or Taft-Hartley plans are prohibited. Additionally, receiving G&E from broker-dealers exclusively executing purchases or sales for mutual funds advised or sub-advised by WCM is prohibited. This is due to Section 17(e)(1) of the 1940 Act, which prohibits WCM or its supervised persons from accepting any sort of compensation for the purchase or sale of property to or from any mutual fund WCM advises. G&E to or from anyone may never be solicited.
The CCO will coordinate with WCM’s controller for the review and reimbursement of employee expense reports to ensure compliance with this policy. If a supervised person has any questions regarding what constitutes G&E or how to handle it, it is their responsibility to inquire with the CCO.
3.	Political Contributions
No supervised person shall make or solicit any political contribution for the purpose of obtaining or retaining advisory contracts with government entities. Contributions by a Covered Associate made to any elected official who, within two years of the contribution, is in a position to influence the retention or has legal authority to retain WCM, will result in the firm’s prohibition in receiving any adviser fees from that government entity for a period of two years. Covered Associates are therefore not permitted to coordinate, or to solicit any person or political action committee to make, any:
•	Contribution to an official of a government entity to which the investment adviser is providing or seeking to provide investment advisory services; or
•	Payment to a political party of a State or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity.
For purposes of this Political Contribution policy, a Covered Associate is defined as:
•	any general partner, managing member or executive officer of WCM, or other individual with a similar status or function;

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•	any employee who solicits a government entity for WCM and person who supervises, directly or indirectly, such employee; and
•	any political action committee ("PAC") controlled by WCM or by any such persons described above.
Exceptions for De Minimis Contributions. Covered associates are permitted to make aggregate contributions, without triggering the two-year "time out," of up to $350 per election to an elected official or candidate for whom the covered associate is entitled to vote, and up to $150 per election to an elected official or candidate for whom the covered associate is not entitled to vote. These de minimis exceptions are available only for contributions by covered associates, not WCM.
Exceptions for Return Contributions. This exception, created to enable Advisers to cure an inadvertent political contribution made by a Covered Associate to an official for whom the covered associate is not entitled to vote, is available for contributions that in the aggregate, do not exceed $350 to any one official, per election. WCM must have discovered the contribution that resulted in the violation within four months of the date such contribution was made, and within 60 days after learning of such contribution, the contributor must obtain the return of the contribution.
As such, all political contributions by a Covered Associate to any official, PAC or through a third party must be pre-cleared by the Chief Compliance Officer via the Political Contribution disclosure form in Schwab CT. If and only if a contribution does not present a conflict of interest or harm WCM’s ability to obtain clients will the Covered Associate be allowed to make such a contribution. Generally contributions made by a Covered Associate to an official for whom the Covered Associate was entitled to vote at the time of the Contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the supervised person was not entitled to vote at the time of the Contributions and which in the aggregate do not exceed $150 to any one official, per election, will be approved.
Indirect actions by a Covered Associate that would result in a violation of the Political Contribution Rule, Rule 206(4)-5, if done directly, are prohibited.
Look-Back Provisions. Advisers are required to maintain a list of government entities to which the Adviser provides, or has provided, advisory services in the past 5 years, but not prior to the Rules' effective date. Furthermore, the Rule's look-back requirements continue to apply to an Adviser that does not currently have any government entity clients. Consequently, an Adviser that did not previously provide advisory services to a government entity and therefore had not maintained records required under this Rule, would be required to determine whether any contributions made by the firm or its covered associates, and any former covered associates, would subject the Adviser to the two-year "time out" period prior to the Adviser accepting compensation from a new government entity client.
The two-year time out restriction will generally apply to WCM in the event that a newly hired Covered Associate has made a prohibited contribution prior to the commencement of his or her employment if the Covered Associate solicits clients for the Adviser. The ban will apply for

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a "look-back" period of up to two years, beginning from the date of the contribution. However, if the new Covered Associate does not solicit clients on behalf of the Adviser, the two-year ban period is reduced to a maximum of six months.
As such, all newly hired Covered Associates must report to the Chief Compliance Officer, upon employment, all political contributions made two years prior to the commencement of his or her employment.
Furthermore, the two-year or six-month ban will continue to apply to the Adviser for the duration of the ban period in the event that the Covered Associate who made the relevant contribution is no longer employed by WCM. The SEC has indicated that this 'look-forward' provision is intended to prevent a firm from channeling contributions through departing employees.
Periodically, the Chief Compliance Officer will review the list of Covered Associates, and the list of government entity clients for accuracy and compliance with the Pay-to-Play rule.
The following will be maintained by the Chief Compliance Officer for a period of five years from fiscal year end of last use, with at least two years on-site:
•	Names, titles and address (business & home) of Covered Associates
•	Clients that are government entities (past 5 years, not prior to September 13, 2010)
•	All direct and indirect contributions made by adviser and covered associate (in chronological order) indicating:
o	Name and title of each contributor
o	Name and title of each recipient
o	Amount and date of each contribution or payment
o	Whether subject to exception from returned contributions
4.	Interest in Transactions
No supervised person, or member of his or her Immediate Family, shall engage in any transaction involving WCM if the supervised person or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the supervised person’s normal compensation), except as specifically authorized in writing by the Chief Compliance Officer.
5.	Acting as a Registered Representative of a Broker-Dealer
A supervised person of WCM may only act as a Registered Representative of a Broker-Dealer upon prior written approval from the Chief Compliance Officer. The Chief Compliance Officer may approve such activity, only after applicable licensing requirements have been met

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and appropriate disclosures have been made in Parts 1, 2A and 2B of Form ADV and the individual’s Form U-4.
6.	Diversion of WCM Business or Investment Opportunity
No supervised person shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with WCM, and in which he or she knows WCM or its clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to WCM, offering the opportunity to WCM or its clients, and receiving specific written authorization from the Chief Compliance Officer.
V.	GENERAL STANDARDS OF CONDUCT IN DEALING WITH CLIENTS AND PROSPECTIVE CLIENTS
Supervised persons of WCM must adhere to the following standards at all times:
A.	Fair and Equitable Treatment of Clients
All clients must be treated fairly and equitably. No client may be favored over another.
B.	No Guarantees Against Loss
No supervised person may guarantee a client against losses with respect to any securities investments or investment strategies.
C.	No Guarantees or Representations as to Performance
No guarantee may be made that a specific level of performance will be achieved or exceeded. Any mention of an investment’s past performance or value must include a statement that it does not necessarily indicate or imply a guarantee of future performance or value.
D.	No Legal or Tax Advice
No supervised person may give or offer any legal or tax advice to any client regardless of whether the supervised person offering such advice is qualified to do so.
E.	No Sharing in Profits or Losses
No supervised person may directly share in the profits or losses of a client’s account.
F.	No Borrowing From or Lending To a Client
No supervised person may borrow funds or securities from, or lend funds or securities to, any client of WCM.
G.	Supervised persons May Not Act as a Custodian of a Client
No supervised person may act as custodian of securities, money, or other funds or property of a client.
H.	Orders May Not Be Placed Through Unlicensed Broker-Dealers or Agents
No supervised person shall place an order to purchase or sell a security for a client through a broker-dealer or agent or any bank unless such broker-dealer or agent or bank is

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properly registered or is exempt from registration in the state in which the client resides.
I.	Executing Transactions or Exercising Discretion Without Proper Authorization
No supervised person shall execute any transaction on behalf of a client or exercise any discretionary power in effecting any transaction for a client account unless WCM has (i) obtained written authority from the client and (ii) authorized the supervised person’s execution of client transactions or exercise of discretionary authority with respect to that client.
VI.	PROTECTION OF MATERIAL, NONPUBLIC AND OTHER CONFIDENTIAL INFORMATION AND PREVENTION OF INSIDER TRADING AND TIPPING
A.	Need for Policy
WCM and its personnel have access to confidential information about clients of WCM, investment advice provided to clients, securities transactions being effected for clients’ accounts and other sensitive information. In addition, from time to time, WCM or its personnel may come into possession of information that is “material” and “nonpublic” (each as defined below) concerning a company or the trading market for its securities.
It is unlawful for WCM or any of its supervised persons to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include “front-running,” “scalping” and trading on inside information. “Front-Running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the supervised person’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.
Depending upon the circumstances, WCM and any supervised person could be at risk of violating federal securities laws for insider trading or tipping if they advise clients concerning, or execute transactions in, securities with respect to which WCM possesses material, nonpublic information (“MNPI”). In addition, WCM as a whole may be deemed to possess MNPI known by any of its supervised persons, unless WCM has implemented procedures to prevent the flow of that information to others within WCM.
Section 204A of the Advisers Act requires that WCM establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by WCM and its supervised persons. Violations of the laws against insider trading and tipping by WCM supervised persons can expose WCM and any supervised person involved to severe criminal and civil liability. In addition, WCM and its personnel have ethical and legal responsibilities to maintain the confidence of WCM’s clients, and to protect as valuable assets, confidential and proprietary information developed by or entrusted to WCM.
Although WCM respects the right of its supervised persons to engage in personal

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investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, supervised persons must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with WCM. If an supervised person has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.
B.	General Policies and Procedures Concerning Insider Trading and Tipping
WCM has adopted the following policies and procedures to: (i) ensure the propriety of supervised person trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices prohibited by federal and state securities laws and rules.
No supervised person of WCM shall engage in transactions in any securities while in possession of MNPI regarding such securities (so called “insider trading”). Nor shall any supervised person communicate such MNPI to any person who might use such information to purchase or sell securities (so called “tipping”). The term “securities” includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.
1.	“Material”
The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So called “market information,” such as information concerning an impending securities transaction, may also, depending upon the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight, if a supervised person has any doubt whether certain information is “material,” such doubt should be resolved against trading or communicating such information.
2.	“Nonpublic”
Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The

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Wall Street Journal or other publisher.
3.	“Advisory Information”
Information concerning: (i) specific recommendations made to clients by WCM; or (ii) prospective securities transactions by clients of WCM (“Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.
C.	Prohibitions
In the handling of information obtained as a result of employment with WCM and when engaging in securities transactions, WCM supervised persons:
•
Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside WCM (including Immediate Family members), except to the Chief Compliance Officer or on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of MNPI about that security;
•	Shall abstain from transactions for their own personal accounts or for the account of any client, in any security while in possession of MNPI regarding that security; and
•
Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security, except in compliance with the section for Rules Governing Personal Securities Accounts, Holdings, And Transactions By WCM Access Persons.

D.	Protection of Material, Nonpublic Information
No supervised person of WCM shall intentionally seek, receive or accept information that he or she believes may be material and nonpublic.
In the event that a supervised person of WCM should come into possession of information concerning any company or the market for its securities that the supervised person believes may be material and nonpublic, it is critical that such supervised person refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates. The supervised person should notify the Chief Compliance Officer immediately and file a report in Schwab CT using the “Material Nonpublic Information” form.
On occasion, a company may, as a means to seek investors in restricted or private-placement securities issued by it, send to WCM materials that contain material, nonpublic or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any WCM supervised person receiving

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any such materials should not open the inner package, but should immediately consult with the Chief Compliance Officer.
E.	Procedures to Safeguard Material, Nonpublic Information
While MNPI may be encountered in many ways, there are certain areas that present a greater risk of exposure based on WCM’s business practices. One such area is WCM’s use of “Expert Networks”. To mitigate this risk, the CCO will review and confirm the adequacy of the Expert Networks’ controls for the protection and handling of MNPI prior to engaging their service. Also, the CCO will track all interactions (e.g., emails, calls, meetings) between WCM and the Expert Networks.
Another area of risk occurs when supervised persons meet directly with personnel of publicly traded companies. The typical (and preferred) method for interaction with a company is with C-suite or Investor Relations (“IR”) personnel, who are knowledgeable and have been trained regarding proper handling of MNPI. In the rare instance of interaction with anyone else at the company without the presence of C-suite or IR personnel, WCM’s supervised person will ensure that we communicate that WCM invests in the equity markets and we are not interested in, nor looking to receive material nonpublic information about any publicly traded company.
If, during a phone call or meeting, a supervised person becomes aware of any information that he or she believes, or has reason to believe, may be MNPI, they should promptly end the call or meeting and immediately consult with the CCO as noted earlier. Again, the supervised person should not share such information with anyone else.
All firm trading and personal trading by supervised persons is monitored for potential use of MNPI in Schwab CT. Unusual trade activity sends an alert to the CCO, who will investigate the rationale behind the trade decision, review Expert Network activity, conduct a targeted email review, and examine trading patterns.
F.	Protection of Other Confidential Information
Information relating to past, present, or future activities of WCM or clients that has not been publicly disclosed, shall not be disclosed to persons, within or outside of WCM, except within the guidelines of this policy. Supervised persons are expected to use their own good judgment in relating to others information in these areas.
In addition, information relating to another supervised person’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of WCM, without the supervised person’s consent or for a proper purpose authorized by the Chief Compliance Officer or an officer of WCM.
G.	Procedures to Safeguard Other Confidential Information
In the handling of other confidential information, including Advisory Information, Supervised persons of WCM shall take appropriate steps to safeguard the confidentiality of such information. Although WCM’s offices are not generally open to the public or unannounced visitors, supervised persons must still take precautions to avoid storing nonpublic personal information in plain view in potentially public areas of WCM’s offices. Furthermore, supervised persons must remove nonpublic personal information from conference rooms, reception areas

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and other areas when not in use and always prior to a visit by any third party. Particular care should be exercised when nonpublic personal information must be discussed or reviewed in public places such as restaurants, elevators, taxicabs, trains or airplanes, where that information may be overheard or observed by third parties.
For more information and guidance see the Privacy Policy Compliance Procedures section of the Compliance Manual and the Information Security Program.
VII.	PROTECTION OF CONFIDENTIAL INFORMATION CONCERNING CLIENT RECOMMENDATIONS, ADVICE, OR TRADING AND “CHINESE WALL” PROCEDURES
WCM has adopted the following policies and procedures to limit access to Advisory Information to those supervised persons of WCM who have a legitimate need to know that information:
A.	Designation of Advisory Persons
The Chief Compliance Officer shall designate as “Advisory Persons” those of WCM’s supervised persons who make or participate in decisions as to what advice or recommendations should be given to clients or what securities transactions should be effected for client accounts, whose duties or functions relate to the making of such recommendations or who otherwise have a legitimate need to know information concerning such matters. The Chief Compliance Officer shall maintain, and update periodically, a list of such “Advisory Persons.” In general, it is the firm’s policy to designate all supervised persons as Advisory Persons.
B.	Obligations of Advisory Persons
In the handling of Advisory Information, Advisory Persons shall take appropriate measures to protect the confidentiality of such information. Specifically, Advisory Persons shall refrain from:
•
Disclosing Advisory Information to anyone other than another Advisory Person, inside or outside of WCM (including any supervised person of an affiliate); except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient; and

•	Engaging in transactions — or recommending or suggesting that any person (other than a WCM client) engage in transactions — in any security to which the Advisory Information relates.
C.	General Policy Concerning Non-Advisory Persons
As a general matter, Non-Advisory Persons of WCM should not seek or obtain access to Advisory Information. In the event that a Non-Advisory Person of WCM should come into possession of Advisory Information, he or she should refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates. In the event that a Non-Advisory Person of WCM obtains Advisory Information, he or she should promptly

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notify the Chief Compliance Officer.
D.	Monitoring Compliance with Insider Trading and Tipping Policies and Procedures and Effectiveness of “Chinese Wall” Procedures
The Chief Compliance Officer or his designee shall use Schwab CT to review initial and annual holdings reports and quarterly transaction reports for supervised person accounts. This review is designed to: (i) ensure the propriety of the supervised person’s trading activity (including whether pre-approval was obtained as required by the Rules Governing Personal Securities Accounts, Holdings, And Transactions By WCM Access Persons); (ii) avoid possible conflict situations; and (iii) identify transactions that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and SEC rules. Schwab CT maintains records of review.
The Chief Compliance Officer shall report to the Principals any findings of possible irregularity or impropriety.
VIII.	RULES GOVERNING PERSONAL SECURITIES ACCOUNTS, HOLDINGS, AND TRANSACTIONS BY WCM ACCESS PERSONS
The personal investing activities of all WCM personnel must be conducted in a manner to avoid actual or potential conflicts of interest with WCM’s clients and WCM itself. No supervised person of WCM may use his or her position with WCM or any investment opportunities they learn of because of his or her position with WCM to the detriment of WCM’s clients or WCM.
The following policies and procedures were adopted to meet WCM’s responsibilities to clients and to comply with SEC rules. Violations may result in law enforcement action against WCM and its supervised persons by the SEC or state regulators and/or disciplinary action by WCM against any supervised person involved in the violation, including termination of employment.
All supervised persons should read these requirements carefully and be sure that they are understood. It is particularly important to understand and accept that these pre-clearance requirements may mean that a supervised person will be prohibited from purchasing or selling a particular security because of client interest in that security. This restriction on a supervised person’s ability to sell a security can have a harsh impact on individual supervised persons and their Immediate Family members.
A.	Who is Covered by These Requirements
All access persons of WCM and members of their Immediate Family who reside in their household are subject to WCM’s policies and procedures governing personal securities transactions, with the limited exceptions noted below. An access person is defined as a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.
B.	What Accounts and Transactions Are Covered
These personal securities policies and procedures cover all personal securities accounts

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and transactions for which an access person has, or acquires, any direct or indirect beneficial ownership. For purposes of these requirements, “beneficial ownership” has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in the security. A transaction and holding by or for the account of an Immediate Family member (living in the same home with an access person) is considered the same as a transaction and holding by the access person.
According to SEC guidelines, the following exemption is permissible. The firm can trade securities for any of the WCM access person accounts as long as the securities are blocked with client trades. The securities in the trade block allocated to the access person are dollar-cost-averaged or settled at the worst price of the day. All access person trades must bear the fiduciary responsibility of putting the clients’ interests first.
C.	What Securities are Covered by These Requirements (“Reportable Securities”)
All securities (and derivative forms thereof including options and futures contracts) are covered by these requirements except: (1) direct obligations of the U.S. government (e.g., treasury securities); (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of unaffiliated open-end mutual funds; (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds; and (6) shares of Section 529 College Savings and Prepaid Tuition plans.
D.	What Transactions are Prohibited by these Requirements
1.	Front-Running or Scalping
Access persons of WCM are not permitted to “front-run” any securities transaction of a client or WCM, or to “scalp” by making securities recommendations for clients with the intent of personally profiting from personal holdings of or transactions in the same or related securities, as noted in the section, Protection Of Material, Nonpublic And Other Confidential Information And Prevention Of Insider Trading And Tipping.
2.	Short Sales of a Security Held by a Client
No access person may sell short any security held in a client’s account managed by WCM.
3.	Use of Confidential or Material, Nonpublic Information
Access person may not buy or sell any security if he or she has material, nonpublic information about the security or the market for the security obtained in the course of his or her employment with WCM or otherwise, as noted in the section, Protection Of Material, Nonpublic And Other Confidential Information And Prevention Of Insider Trading And Tipping.
E.	Personal Securities Transactions Which Must Be Pre-Cleared
Before placing any order to purchase or sell any security, or otherwise acquiring or

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disposing of a security, including participation in Initial Public Offerings (“IPO”) and limited or private offerings, a access person of WCM must pre-clear the transaction with WCM’s Chief Compliance Officer, except as specifically noted below:
Pre-clearance is not required for:
•	U.S. government securities;
•	U.S. government agency securities;
•	Municipal bonds
•
shares of any open-end mutual funds and securities of any other registered investment company, e.g., closed-end funds, exchange traded funds or unit investment trusts, not affiliated with or sub-advised by WCM;

•	high quality short-term debt instruments, such as bankers’ acceptances, commercial paper, repurchase agreements and bank certificates of deposit;
•	purchases through automatic reinvestment of dividends pursuant to a dividend reinvestment plan;
•	involuntary acquisitions or dispositions of securities, such as by inheritance or court-order upon divorce;
•	transactions effected for any account or entity over which the access person does not have or share investment control, such as a “blind trust”;
•	transactions in securities through an employer sponsored or other tax qualified employee benefit plan, such as a 401(k) plan;
•	purchases or sales resulting from the exercise or assignment of options;
•	purchases or sells in an access person’s account which is managed and directed by WCM;
•	Index Futures, Commodity Futures, Interest Rate Futures, Index Options, Commodity Options and Interest Rate Options.
•	purchases or sales in an intern’s Immediate Family Member’s account who shares the same household as the access person, except trades that are in IPOs, private placements & limited offerings.
•	such other securities or transactions as may be added to this list of exceptions in writing by the Chief Compliance Officer.

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F.	Obtaining Pre-Clearance
To obtain pre-clearance, an access person must log into Schwab CT and submit a pre-clearance form. Most requests are automatically approved or denied based on conflicts with firm trades. The CCO will manually pre-clear access person’s trades that are not able to be automatically approved or denied. In the event the CCO is unavailable or unable to pre-clear personal trades, the CCO’s designated person will manually pre-clear such trades. The Chairman will pre-clear personal trades of the CCO that are not able to be automatically approved or denied. The status of a request is viewable in Schwab CT under the employee section “My Pre-clearances”.
A clearance is only good for the day the pre-clearance was approved. However, it may be extended by the Chief Compliance Officer for trading in non-U.S. markets or for hardship. An exception is hereby made for a hardship situation (the “Hardship Exception”) as follows:
•
Where it appears that client interest will remain pending for at least 24 hours (and all other conditions for pre-clearance are met), the Chief Compliance Officer may approve employee access person trades in stocks held, purchased or sold for WCM clients under the conditions provided herein (the “Conditions”).

•	The Conditions for the Hardship Exception shall be as follows:
o
Where the access person seeking the exception is not a member of the Investment Strategy Group or the lead portfolio manager of a strategy, the Chief Compliance Officer shall obtain a ruling from the lead portfolio manager of the strategy impacted stating that client accounts (including pending client interest) will not be adversely affected by allowing the Hardship Exception.

o
Where the access person seeking the exception is a member of the Investment Strategy Group or the lead portfolio manager of a strategy, the Chief Compliance Officer shall obtain a ruling from the one of the Principals of WCM stating that client accounts (including pending client interest) will not be adversely affected by allowing the Hardship Exception. If one of the Principals is not available in a reasonable amount of time, the Chief Compliance Officer shall have the ability to make this ruling on his own.

Failure to obtain pre-clearance places the firm at risk therefore is a consequential matter. In the event an access person fails to obtain pre-clearance, they will be notified in writing, as this is a violation of the Code of Ethics. A copy of the notice is also sent to the principals. A pattern of frequent offenses indicates a disregard for the Code and will result in termination.
G.	Identification of Securities Accounts and Reports of Securities Holdings
Access persons must report all securities accounts (including securities accounts of Immediate Family members residing in the same household as the access person) in which the access person has any direct or indirect “beneficial interest,” by filing a Personal Brokerage

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Account Disclosure in Schwab CT. These reports must be completed, as required by the Code of Ethics Rule, Rule 204A-1, (1) no later than 30 days after the end of each calendar quarter and (2) in the case of new access persons, within 10 days of the individual becoming an access person. The as-of date for initial reports (i.e., when an individual first becomes an access person) must not be older than 45 days.
Accounts with “reportable securities”. Reports for securities accounts holding “reportable securities” must contain:
1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security;
2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
3.	The date the access person submits the report.
Accounts without “reportable securities”. Reports for securities accounts holding securities excluded from the list of “reportable securities” requires only the name of any broker, dealer or bank with which the access person maintains an account and the date the access person submits the report.
Securities accounts linked to Schwab CT satisfy these reporting requirements for the periods in which the account is linked. If a securities account can not be linked to Schwab CT or there is a period of time that the account is not linked, the information noted above must be manually entered into the form within Schwab CT, or, with approval, e-mailed to the Chief Compliance Officer.
These reports are reviewed by the Chief Compliance Officer or his designee. The reports of the Chief Compliance Officer are reviewed by the Chairman and/or his designee.
If an access person has no securities accounts or holdings to report, they must affirm so through a quarterly affirmation via Schwab CT.
Late reporting is considered a violation of the Code of Ethics and SEC Rule, is not acceptable and will not be tolerated by WCM. This can lead to disciplinary action against an access person, including possible termination.
H.	Reporting of Securities Transactions
SEC rules impose strict requirements on WCM and its access persons with respect to the reporting of personal securities transactions. Access persons must submit quarterly reports of all personal securities transactions (including securities accounts of Immediate Family members residing in the same household as the access person) in which the access person has a “beneficial interest,” by filing a transaction report in Schwab CT. This report must be filed no later than 30 days after the end of each calendar quarter as required by the Code of Ethics Rule, Rule 204A-1.

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Transactions of “reportable securities”. Reports for transactions of “reportable securities” must contain:
1.
the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

2.
the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the access person submits the report.

Transactions of non-“reportable securities”. These transactions do not need to be reported.
Securities accounts linked to Schwab CT satisfy these reporting requirements for the periods in which the account is linked. If a securities account can not be linked to Schwab CT or there is a period of time that the account is not linked, the information noted above must be manually entered into the form within Schwab CT, or, with approval, e-mailed to the Chief Compliance Officer.
These personal securities transaction reports will be reviewed by the Chief Compliance Officer or his designee. The reports of the Chief Compliance Officer will be reviewed by the Chairman and/or his designee.
 If an access person has no reportable securities transactions to report, they must affirm so through a quarterly affirmation via Schwab CT.
Late reporting is considered a violation of the Code of Ethics and SEC Rule, is not acceptable and will not be tolerated by WCM. This can lead to disciplinary action against an access person, including possible termination.
I.	Confidentiality of Personal Securities Information
Access to reports of personal securities transactions, securities holdings, securities accounts, duplicate confirmations and account statements will be restricted to the Chief Compliance Officer and such other persons as WCM may designate to assist the Chief Compliance Officer with review of the reports and pre-clearance. All such materials will be kept confidential, subject to the right of inspection by the SEC or other government agencies, outside counsel for compliance purposes, and WCM’s Principals.
J.	Waivers
The Chief Compliance Officer may, in his discretion, after consultation with the Principals, waive compliance by any person with any of the restrictions and pre-clearance requirements set forth herein, if the Principals finds that such a waiver: (i) is necessary to alleviate hardship in view of unforeseen circumstances or is otherwise appropriate under all of the relevant facts and circumstances; (ii) will not be inconsistent with the purposes of WCM’s policies and procedures governing personal securities transactions; (iii) will not adversely affect

18	WCM Code of Ethics

the interests of clients or WCM; and (iv) is not likely to permit a transaction or conduct that would violate provisions of applicable laws or rules.
Any waiver shall be in writing, be signed and dated by the Chief Compliance Officer and shall state the basis for the waiver. The Chief Compliance Officer shall promptly send a copy of the waiver to the Principals and shall maintain a copy in the Compliance program folders.
X.	REPORTING TO THE MUTUAL FUND BOARD
No less frequently than quarterly, the Chief Compliance Officer will furnish to the Board of Directors of all mutual funds managed by WCM, a written report that:
•
Describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics, or procedures and sanctions imposed in response to any material violations; and

•	Certification that WCM has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.
The Chief Compliance Officer will furnish to the Board of Directors of all mutual funds managed by WCM, a copy of the Code of Ethics and any material changes to the Code of Ethics.

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